                                 STATE OF NEVADA

                            ARTICLES OF INCORPORATION

                                       OF

                                   GWLAR, INC.

     The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Revised Statutes and the acts mandatory thereof and supplemental thereto), hereby declares that:

FIRST: The name of the corporation (hereinafter called the "Corporation") is GWLAR, Inc.

SECOND: The name of the resident agent of the Corporation and the street address of the resident agent where process may be served upon the Corporation, which is also the mailing address of the resident agent, is:

                     The Corporation Trust Company of Nevada
                            6100 Neil Road, Suite 500
                               Reno, Nevada 89511

THIRD: The Corporation shall have authority to issue One Million (1,000,000) shares of common stock, par value $.001 per share. Said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors. No other class of stock shall be authorized.

FOURTH: The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the Bylaws of this Corporation, provided that the number of directors shall not be reduced to fewer than one (1). The first board of directors of the Corporation shall consist of one (1) director whose name and street address is:

               Jay N. Torok             5115 North Scottsdale Road, Suite 101
                                        Scottsdale, Arizona  85250

FIFTH: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

SIXTH:    The name and the mailing address of the incorporator is:

               Edward M. Zachary        Gallagher & Kennedy, P.A.
                                        2575 East Camelback Road
                                        Phoenix, Arizona  85016

SEVENTH: No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional share of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

EIGHTH: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any at or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentionally misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of these Articles by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

NINTH: The Corporation shall indemnify, and advance expenses to, to the fullest extent allowed by the Nevada Revised Statutes, any person who incurs liability or expense by reason of such person acting as a director of the Corporation. This indemnification with respect to directors shall be mandatory, subject to the requirements of the Nevada Revised Statutes, in all circumstances in which indemnification is permitted by the Nevada Revised Statutes. In addition, the Corporation may, in its sole discretion, indemnify, and advance expenses to, to the fullest extent allowed by the Nevada Revised Statutes, any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Corporation, except where indemnification is mandatory pursuant to the Nevada Revised Statutes, in which case the Corporation shall indemnify to the fullest extent required by the Nevada Revised Statutes.

TENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by such laws, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

     The undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to Chapter 78 of the Nevada Revised Statutes, does make and file these Articles of Incorporation and hereby declares and certifies that the facts herein stated are true.

     Dated this 22nd day of June, 2001.


                                         /s/ Edward M. Zachary
                                        ------------------------------------
                                        Edward M. Zachary, Incorporator

                            CERTIFICATE OF ACCEPTANCE
                                       OF
                          APPOINTMENT OF RESIDENT AGENT
                                   GWLAR, INC.

     The undersigned, having been designated to act as resident agent, hereby accepts appointment as resident agent of GWLAR, Inc.


                                        THE CORPORATION TRUST COMPANY OF NEVADA


                                        By:    /s/ Vickie M. Prince
                                           ---------------------------------
                                        Name:    Vickie M. Prince
                                             -------------------------------
                                        Its:    Assistant Secretary
                                            --------------------------------


                                       3